Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”), executed on this 25th day of April 2024 (the “Effective Date”), by and between IPG Photonics Corporation, a Delaware corporation having its principal executive office at 377 Simarano Drive, Marlborough, MA 01540 (the “Corporation”), and Mark Gitin (“Executive”). The Corporation and Executive are referred to jointly below as the “Parties.”
WHEREAS, the Corporation desires to employ Executive and Executive desires to commence employment with the Corporation on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the employment of Executive, the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Employment.
(i)    Executive will be employed by the Corporation in the position of Chief Executive Officer (“CEO”). Executive will report to the Corporation’s Board of Directors (including any committee thereof, the “Board”). Executive will have such powers and duties commensurate with the position of CEO of a company of the size and nature of the Corporation and such other duties as shall be assigned from time to time by the Board, subject to applicable laws, and ethical duties. As soon as practicable, the Executive will be appointed to serve as a member of the Board, effective as of the Start Date (as defined below), with his initial term expiring on the date of the annual meeting of the stockholders to be held in 2024 (the “2024 Annual Meeting”), or until his earlier death, resignation or removal. The Company will include Executive as a nominee to the Board (for a term ending with the annual meeting to be held in 2025, or until his earlier death, resignation or removal) in its proxy statement to be mailed to stockholders in connection with the 2024 Annual Meeting (the “2024 Proxy Statement”). Executive acknowledges and agrees that if Executive does not commence employment as CEO of the Company effective as of the Start Date, the Company will remove Executive as a nominee to the Board in the 2024 Proxy Statement. During the Term (as defined below), Executive shall devote Executive’s reasonable best efforts, energies, and abilities and Executive’s full business time, skill, and attention to the business and affairs of the Corporation and its Affiliates (as defined below), and shall act at all times according to the highest professional standards, for the purpose of advancing the business of the Corporation and its Affiliates. For purposes of this Agreement, an “Affiliate” shall mean a corporation that, for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), is a Parent or Subsidiary of the Corporation within the meaning of Code Sections 424(e) and 424(f).
(ii)    Executive’s employment with the Corporation will commence within 45 days after the Effective Date (the “Start Date”). Executive agrees that Executive’s primary place of employment will be the Corporation’s Massachusetts headquarters. As a condition of Executive’s continued employment under this Agreement, Executive shall move his actual, physical primary residence (understanding that Executive may need additional time to change his primary residence for tax purposes only) to Massachusetts within six (6) months of the Effective Date (the “Relocation Condition”).
2.    Term. This Agreement shall commence on the Start Date and shall expire at 5:00 pm E.S.T. on December 31, 2025 (the “Initial Term”), unless terminated earlier pursuant to the provisions of Sections 6, 7, 8, or 10 hereof. The term of Executive’s employment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Term, unless the Corporation provides Executive, or Executive provides the Corporation, with written notice to the contrary at least one hundred eighty (180) calendar days prior to the end of the Initial Term or any Renewal Term (in either case, a “Non-Renewal”), or unless terminated earlier pursuant to the provisions of Sections 6, 7, 8, or 10 hereof. The Initial Term and any Renewal Terms (subject to earlier termination as provided in this Agreement) are collectively referred to herein as the “Term.” If either the Corporation or Executive elects not to renew the Term of this Agreement in accordance with this Section 2, and if Executive thereafter continues in employment with Corporation or its Affiliates, Executive shall be employed on an at-will basis and the terms of such employment and any subsequent termination of employment shall be subject solely to the Corporation’s general employment practices and policies. In the event of a “Change in Control” of the Corporation (as such term is defined in the IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended or any successor thereto (the “Equity Plan” and, together with the applicable restricted stock unit award and any other equity agreement(s) provided by the Corporation, the “Equity Documents”)) during the Term, the Term automatically will be extended until the later of (i) the second anniversary of the Change in Control, or (ii) the scheduled expiration of the then-current Term, in either case ((i) or (ii)) unless the Term is earlier terminated under Sections 6, 7, 8, or 10 of this Agreement, in which case the Term will end when terminated under such Section.
3.    Compensation.
(i)    Salary. The Corporation shall pay to Executive an initial annual base salary of Seven Hundred Seventy-Five Thousand Dollars (U.S. $775,000). Executive’s base salary shall be subject to periodic review by the Board. The base salary in effect at any given time is referred to herein as “Base Salary.” The Corporation will pay Executive’s Base Salary in accordance with the Corporation’s standard payroll policies and schedule, subject to tax and elective withholding and deductions. Thereafter, the Corporation’s Board of Directors (the “Board”), or such committee of the Board as is responsible for setting the compensation of senior executive officers, shall review Executive’s performance and Base Salary annually in January of each year, in light of competitive data, the Corporation’s performance, Executive’s performance, and such other factors as the Board deems appropriate, and determine whether to adjust Executive’s Base Salary, retroactive to January 1 of the year. The first review shall be in January 2025. Such adjusted annual salary then shall become Executive’s “Base Salary” for purposes of this Agreement.

(ii)    Annual Bonus. Executive will be eligible for an annual cash bonus (the “Bonus”) calculated as a percentage of Executive’s Base Salary. For 2024, the Bonus metrics shall be based 40% on Corporation revenue for the applicable Bonus year, 40% on the Corporation’s adjusted EBIT (Earnings Before Interest and Taxes) for such year, and 20% on Executive’s personal performance during such year, which performance shall be evaluated based on goals and objectives established by the Board under the Senior Executive Annual Incentive Plan approved by the Board and in effect from time to time. For calendar year 2024, Executive shall receive a guaranteed Bonus equal to 100% of Executive’s Base Salary (the “2024 Bonus”). Notwithstanding the foregoing, if the Corporation terminates Executive’s employment for Cause or Executive terminates Executive’s employment without Good Reason, in either case before the Corporation pays executive bonuses generally for 2024, the Corporation shall not pay Executive any 2024 Bonus. Beginning with calendar year 2025, the 80% bonus based on financial measures shall be based on the financial measures approved by the Board under the Senior Executive Annual Incentive Plan. Bonus achievement for subsequent years shall be determined under the applicable Senior Executive Annual Incentive Plan. Notwithstanding anything to the contrary in this subsection (ii), in no event shall any Bonus amount exceed 200% of Base Salary. Any earned Bonus will be paid at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture, and is intended to qualify for the short-term deferral exception to Code Section 409A. Except as otherwise expressly provided in this Agreement, to earn any annual Bonus, Executive must be employed by the Corporation on the Bonus payment date.
(iii)    Equity Compensation. Executive will be eligible to participate in any long-term incentive plans and/or equity-based compensation plans established or maintained by the Corporation for its senior executive officers, including, but not limited to the Equity Documents, including as follows:
(a)Initial Awards. Subject to Board approval, the Corporation shall grant Executive initial equity awards with a target aggregate grant date fair value of $5 million (the “Initial Awards”), with 50% of the Initial Awards in the form of time-based restricted stock units (“Initial RSUs”) and 50% of the Initial Awards in the form of performance-based restricted stock units (“Initial PSUs”). The Initial RSUs will vest in equal annual installments over three years following the Start Date, subject to Executive’s continued employment through each applicable vesting date. The Initial PSUs will vest on the third anniversary of the Start Date, subject to achievement of the applicable performance conditions and subject to Executive’s continued employment through the applicable vesting date. In all other material respects, the Initial Awards will be subject to the same vesting and other terms as those applicable to the time-based and performance-based restricted stock units (as applicable) granted to the Corporation’s other executive officers in

February 2024. Subject to the foregoing, the Initial Awards shall be subject to the terms and conditions set forth in the Equity Documents.
(b)    Annual Awards. In calendar years subsequent to 2024, Executive will be entitled to participate in the Corporation’s equity incentive program in accordance with the terms determined by the Board.
        (iv)    Relocation.
(a)    By no later than 14 days following the Start Date, the Corporation shall pay Executive a $500,000 cash payment, subject to applicable taxes (the “Payment”), which Payment is intended to cover the cost of Executive’s and his family’s move to Massachusetts. If the Corporation terminates Executive for Cause for failing to comply with the Relocation Condition, or if Executive resigns without Good Reason before complying with the Relocation Condition: (i) Executive shall promptly repay the Payment to the Corporation; and (ii) Executive agrees that the Corporation may withhold the amount of the Payment from any amounts the Corporation owes Executive, subject to applicable law.
(b) The Corporation shall provide Executive six (6) months of reasonable temporary housing in Massachusetts at the Corporation’s expense, up to a maximum Corporation expense of $100,000.00 (i.e. approximately $15,000 per month, but in no event more than $100,0000) (the “Housing Benefit”). Subject to applicable law, the Housing Benefit shall be considered taxable income imputed to the Executive, and shall be subject to applicable withholdings.
4.    Benefits.
(i)    Executive shall be entitled to the extent eligible to participate in any benefit plans as may be adopted and modified by the Corporation from time to time, including without limitation health, dental and medical plans, life and disability insurance, paid vacation, holiday, and retirement plans (including a 401(k) plan). The benefits available to Executive shall be no less favorable than those available to other executives at similar levels within the organization or to the employees of the Corporation at the location where Executive works. Benefits provided under this Agreement shall be subject to the terms and conditions of any applicable benefit plan, including any eligibility and vesting requirements, as such plans may be in effect from time to time, and to the Corporation’s ability to amend, modify, or terminate such plan(s) at any time and from time to time.
(ii)    Executive shall be entitled to twenty (20) days of paid vacation per full calendar year of employment (prorated for partial years). The maximum number of accrued vacation hours that Executive can have at any point in time is equal to the total vacation hours earned in the last twelve (12) months, plus one week of vacation carried over from the prior twelve (12) months of service. Executive’s vacation eligibility shall otherwise be subject in all respects to the Corporation’s vacation policy in effect from time to time.
5.    Other Activities. The employment of Executive shall be on a full-time basis, but Executive may be an investor or otherwise have an interest in or serve on the board of directors or advisory board to other businesses, partnerships and entities so long as: (i) the other activities of Executive do not (a) materially interfere with the performance of Executive’s duties to the Corporation, (b) violate the other provisions of either this Agreement or the Corporation’s Code of Conduct, or (c) cause Executive to violate the Restrictive Covenants defined and incorporated herein in Section 12 of this Agreement; and (ii) Executive discloses all such activities to the Chair of the Board’s Compensation Committee in writing and in advance, provided that, Executive may not serve on the board of directors of a private or publicly traded company (other than the Corporation or a not-for-profit organization) without the Compensation Committee’s written consent and Executive may not serve as chairman of another publicly traded company without the Board’s written consent. Nothing in this provision or this Agreement limits or restricts Executive’s duties and obligations, including the duty of loyalty, that arise under the law.
6.    Termination by the Corporation. The Corporation may terminate Executive’s employment during the Term:
(i)    without Cause (as defined below) by giving Executive thirty (30) calendar days’ prior written notice, or
(ii)    for Cause by delivering to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the then-current independent directors of the Board at a meeting of the Board called and held for such purpose, finding that Executive has committed an act or omission set forth below in this Section 6(ii). Nothing herein shall limit Executive’s right or Executive’s beneficiaries’ right to contest the validity or propriety of any such determination, in accordance with Section 23 of this Agreement. For purposes of this Agreement, “Cause” shall mean: (A) an act of fraud, embezzlement, or theft by Executive in connection with Executive’s duties or in the course of Executive’s employment with the Corporation or an Affiliate; (B) Executive’s intentional wrongful damage to the property of the Corporation or its Affiliates; (C) Executive’s intentional breach of Section 12 hereof while Executive remains in the employ of the Corporation or an Affiliate; (D) an act of Gross Misconduct (as defined below); (E) Executive’s material violation of the Corporation’s Code of Conduct, as amended from time to time;
or (F) Executive’s conviction of a misdemeanor involving moral turpitude or a felony; and, in each case, the reasonable, good faith determination by the Board as hereafter provided that any such act or omission shall have been materially harmful to the Corporation or an Affiliate financially, reputationally or otherwise or (G) Executive’s failure to comply with the Relocation Condition after (in the case of (G) only) written notice from the Corporation of such failure; the provision of a 30-day period to cure such failure; and Executive’s subsequent failure to comply with the Relocation Condition within such 30-day period. For purposes of this Agreement, “Gross Misconduct” shall mean a willful or grossly negligent act or omission that has or will have a material and adverse impact on the business or reputation of the Corporation or its Affiliates, or on the business of the customers or suppliers of the Corporation or its Affiliates as such relate to the Corporation. For purposes of this Agreement, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Corporation or an Affiliate. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation or an Affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Corporation or an Affiliate. In addition, Executive’s employment shall be deemed to have terminated for Cause if, based on facts and circumstances discovered after Executive’s employment has terminated, the Board determines in reasonable good faith, within one year after Executive’s employment terminated, and after appropriate investigation and an opportunity for Executive to be interviewed (with or without counsel as Executive may determine) by the Board or a subcommittee of the independent Board members or its representative, that Executive committed an act during the Term that would have justified a termination for Cause.
7.    Termination by Executive. Executive may terminate Executive’s employment during the Term by giving the Corporation sixty (60) calendar days’ prior written notice; provided that, if Executive purports to terminate Executive’s employment during the Term for Good Reason (as defined below), Executive also also must give the Corporation written notice of Executive’s intent to terminate for Good Reason within sixty (60) calendar days of the initial occurrence of the event that allegedly constitutes Good Reason. The Corporation shall have a right to cure the event alleged to constitute Good Reason for a period of thirty (30) calendar days after notice from Executive of Executive’s intention to terminate for Good Reason and if the Corporation cures the Good Reason condition during such period, Good Reason shall be deemed not to have occurred. In the event of termination by notice under the first sentence of this Section 7, the Corporation in its discretion may elect a termination date that is earlier than the conclusion of the sixty (60) calendar day notice period, but the termination shall still be deemed a voluntary termination by Executive with Good Reason under this Section. “Good Reason” means the occurrence of any of the following events without Executive’s express written consent:
(i)    The material reduction of Executive’s authorities, duties, or responsibilities with the Corporation;
(ii)    A material reduction by the Corporation of Executive’s Base Salary, other than a reduction approved by the Board that similarly applies to all executive officers of the Corporation;
(iii)    A relocation of the Corporation offices to which Executive is required to report to a place greater than fifty (50) miles in distance from the current executive offices of the Corporation in Marlborough, MA;

(iv)    Any action or inaction that constitutes a material breach by the Corporation of this Agreement; or
(v)    The Company’s failure to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.
The Corporation shall have no obligations to Executive after Executive’s last day of employment following termination of employment under this Section, except as specifically set forth in this Agreement or under any applicable employee pension or health and welfare benefit plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-Laws, as either may be amended from time to time, the Equity Documents, and the indemnification agreement described in Section 14.
8.    Automatic Termination. Notwithstanding the provisions of Section 2, Executive’s employment shall automatically terminate upon Executive’s death or Disability (as defined below). Executive shall be deemed to have a “Disability” for purposes of this Agreement if Executive is unable to perform substantially, by reason of physical or mental incapacity, Executive’s duties or obligations under this Agreement, with or without reasonable accommodation as defined in the Americans with Disabilities Act and implementing regulations, for a period of one hundred and eighty (180) consecutive calendar days in any 360-calendar-day period. The Board shall determine, in the good faith exercise of its reasonable discretion, according to the facts then available, whether and when the Disability of Executive has occurred.
9.    Term of Agreement. Any termination of Executive’s employment shall also end the Term. Upon Executive’s termination of employment for any reason, Executive shall be deemed to have resigned as of the date of Executive’s termination of employment from all offices, directorships, and fiduciary positions with the Corporation, its Affiliates, and employee benefit plans of the Corporation unless Executive is affirmatively re-appointed or re-elected to such position as of the date of Executive’s termination of employment.
10.    Certain Obligations of the Corporation Following Termination of Executive’s Employment. Following termination of Executive’s employment during the Term under the circumstances described below, the Corporation will pay to Executive the following compensation and provide the following benefits in addition to any benefits to which Executive may be entitled by law in full satisfaction and final settlement of any and all claims and demands that Executive or the Corporation may have against the other under this Agreement:
(i)    Termination of Employment for Any Reason. In the event of Executive’s termination of employment for any reason, the Corporation shall pay or provide Executive (a) any unpaid Base Salary through the date of termination and (b) any pension or health and welfare benefits (including, without limitation, any unused vacation accrued in accordance with Section 4(ii)) accrued, earned or vested, and any unreimbursed expenses incurred, up to and including the effective date of such termination, to which

Executive may be entitled under the terms of any applicable arrangement, pension or health and welfare benefit plan or program (collectively, the “Accrued Amounts”).
(ii)    Termination Without Cause by the Corporation or for Good Reason by Executive. If, during the Term, the Corporation terminates Executive’s employment without Cause under Section 6(i) hereof (which, to avoid doubt, shall include a Non-Renewal of the Term by the Corporation) or Executive terminates Executive’s employment for Good Reason under Section 7 hereof, Executive shall be entitled to the following payments and benefits, subject to Section 13:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture;
(c)    A pro rata portion of the amount of Bonus, if any, Executive would have received pursuant to Section 3(ii) for the year in which Executive’s employment terminated. The Corporation shall determine what annual Bonus, if any, Executive would have earned had Executive been employed through the end of the applicable period (the “Base Incentive Amount”), in accordance with the methods used to calculate the annual Bonus for the Corporation’s other similarly situated executives; provided that, with respect to any personal performance evaluation element of the annual Bonus calculation, if all financial metric components meet or exceed the “target” level of performance, Executive shall be deemed awarded one hundred percent (100%) of the potential personal performance evaluation bonus; if no financial metric bonus is awarded, no personal performance evaluation bonus will be deemed awarded, and amounts in between the threshold, target and maximum levels of performance will be determined by linear interpolation. The pro rata portion to be paid pursuant to this paragraph shall be determined by multiplying the base incentive amount by a fraction, the numerator of which is the number of calendar days from the beginning of the applicable annual period in which the termination occurred through the date of termination, and the denominator of which is 365. Any payment due under this paragraph shall be paid at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive would have become vested in such Bonus;
(d)    Continuing payments of Base Salary, payable in accordance with regular payroll practices of the Corporation, for twenty-four (24) months following the date of termination;

(e)    (i) Cash reimbursement of Executive’s COBRA premiums (or an amount equal to Executive’s COBRA premiums) (sufficient to cover full family health care) for a period of eighteen (18) months following the termination of Executive’s employment, if Executive is eligible for and elects such COBRA coverage; plus (ii) if Executive remains eligible for COBRA throughout such 18 month period, the Corporation shall pay Executive a monthly cash payment representing Executive’s COBRA premiums for months 19 through 24 following Executive’s last day of employment with the Corporation; provided, however, that if the Corporation determines that it cannot reimburse the amounts described in subsection (i) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Corporation shall convert such payments to payroll payments directly to Executive for the time period specified above. Such payments to Executive shall be subject to tax-related deductions and withholdings and paid on the Corporation’s regular payroll dates. The foregoing notwithstanding, the Corporation’s obligation to reimburse or make payments described in the preceding sentences shall cease on the date Executive becomes eligible for coverage under another group health plan offered by a new employer of Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on Executive’s coverage. Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to Executive or Executive’s dependents beyond that mandated by law; and
(f)    If the date of Executive’s termination of employment occurs prior to the third anniversary of the Start Date, the Initial Awards that would have vested had Executive remained employed by the Corporation between such employment termination date and such third anniversary shall accelerate and vest and become non-forfeitable as of the later of the date of termination or the effective date of the Release, with the acceleration of the Initial PSUs determined assuming full 100% target performance.
(g)     Except for the Initial Awards, (i) all outstanding time-based restricted stock unit awards (which, to avoid doubt, shall not include any restricted stock units subject to performance-based vesting) held by Executive that would have vested during the twelve (12) months following the date of Executive’s termination of employment had Executive remained employed during such period shall accelerate and vest and become exercisable or non-forfeitable as of the later of the date of termination or the effective date of the Release, provided that, for the purposes of such acceleration, and in such instance only, the Parties shall assume a three year vesting schedule with the applicable time-based awards vesting monthly in equal installments over the applicable vesting period (for purposes of clarity and to avoid ambiguity, the following is an example of Executive’s acceleration provision: If after 11 months of vesting on a new RSU grant made to Executive and the Executive is terminated by the Company without Cause, then Executive would be entitled to 11 months plus an additional 12 months for a total of 23 months of vesting, which should equal to approximately 63.89% (2.778% monthly vesting amount multiplied by 23 months) of the total restricted stock units award granted) and (ii) the Executive shall be entitled to an additional 12 months of actual performance in calculating the payout under performance-based restricted stock unit awards held by the Executive, the payout of which shall be made when the units vest under the terms of the award.
(iii)    Termination by Executive Without Good Reason or by the Corporation for Cause. If, during the Term, Executive terminates employment under Section 7(i) hereof without Good Reason (which, to avoid doubt, shall include a Non-Renewal of the Term by Executive) or the Corporation terminates Executive’s employment under Section 6(ii) hereof for Cause, Executive shall be entitled to no further compensation or other benefits under this Agreement except for the Accrued Amounts, payable in a single lump sum as soon as practicable following the date of termination.
(iv)    Death; Disability. If Executive’s employment is terminated during the Term by reason of Executive’s death or Disability, Executive or Executive’s estate, as the case may be, shall be entitled to the following payments, subject to Section 13:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture; and
(c)    The amount payable, if any, as determined pursuant to Section 10(ii)(c), payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture.
If Executive’s employment is terminated during the Term by reason of Executive’s death or Disability, (i) the treatment of any equity compensation awards held by Executive shall be governed by the terms of the applicable Equity Documents; and (ii) if, as of the date of Executive’s termination due to death or disability, the Company has provided written notice of termination without Cause under this Agreement, or Executive has provided written notice of Good Reason under this Agreement, then Executive’s representative or estate shall have the same rights and obligations with respect to any severance benefits as this Agreement provides and requires.
(v)    Termination on or After a Change in Control. If, within twenty-four (24) months following a Change in Control (as defined in the Equity Plan), the Corporation or its successor terminates Executive’s employment without Cause under Section 6(i) hereof or Executive terminates Executive’s employment for Good Reason under Section 7 hereof, Executive shall be entitled to the following payments, subject to Section 13:
(a)    The Accrued Amounts, as soon as reasonably practicable following the date of termination;
(b)    Any Bonus that has been actually earned as of or prior to the termination date, but has not been paid, payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive’s right to the Bonus is no longer subject to a substantial risk of forfeiture;
(c)    The amount payable, if any, as determined pursuant to Section 10(ii)(c), payable at the time payment is made to other similarly situated executives of the Corporation, but in no event later than two and a half (2½) months after the close of the calendar year in which Executive would have become vested in such Bonus;
(d)    A lump sum payment equal to of twenty-four (24) months of Base Salary, payable in within 30 days after the later of t the date of termination and the date the Release becomes effective and irrevocable;
(e)    (i) Cash reimbursement of Executive’s COBRA premiums (or an amount equal to Executive’s COBRA premiums) (sufficient to cover full family health care) for a period of eighteen (18) months following the termination of Executive’s employment, if Executive is eligible for and elects such COBRA coverage; plus (ii) if Executive remains eligible for COBRA throughout such 18 month period, the Corporation shall pay Executive a monthly cash payment representing Executive’s COBRA premiums for months 19 through 24 following Executive’s last day of employment with the Corporation; provided, however, that if the Corporation determines that it cannot reimburse the amounts described in subsection (i) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Corporation shall convert such payments to payroll payments directly to Executive for the time period specified above. Such payments to Executive shall be subject to tax-related deductions and withholdings and paid on the Corporation’s regular payroll dates. The foregoing notwithstanding, the Corporation’s obligation to reimburse or make payments described in the preceding sentences shall cease on the date Executive becomes eligible for coverage under another group health plan offered by a new employer of Executive or covered under a group health plan of the employer of Executive’s spouse, in either case, which does not impose pre-existing condition limitations on Executive’s coverage. Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to Executive or Executive’s dependents beyond that mandated by law.

(f)    A lump sum cash amount equal to two (2) times Executive’s average annual Bonus over the three (3) completed years immediately preceding the date of the Change in Control (or, if the Change in Control occurs before three (3) completed years of Executive’s employment have elapsed, two (2) times Executive’s target annual Bonus for the year in which the Change in Control occurs), payable within sixty (60) days following the date of termination; and
(g)    Unless the applicable Equity Documents provide otherwise, all outstanding equity awards held by Executive on the date of termination shall immediately accelerate and vest and become exercisable or non-forfeitable as of the later of the date of termination or the effective date of the Release, with the number of shares underlying awards subject to performance-based vesting determined based on target performance.
(h)    If a Change in Control occurs and that the aggregate amount of any payments made to Executive under this Agreement and any other agreement, plan, program or policy of the Corporation in connection with, on account of, or as a result of, such Change in Control, calculated in a manner consistent with Code Section 280G, and the applicable regulations thereunder (“Total Payments”), would be subject to an excise tax under the provisions of Code Section 4999, or any successor section thereof (“Excise Tax”), the Total Payments shall be reduced (beginning with those that are exempt from Code Section 409A) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the Total Payments received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). To the extent Total Payments must be reduced pursuant to this Section, the Corporation, without consulting Executive, will reduce the Total Payments to achieve the best economic benefit, and to the extent economically equivalent, on a pro-rata basis. The determination as to whether a reduction in the Total Payments shall be made pursuant to this Section 10(v)(h) shall be made by a nationally recognized accounting firm selected by the Corporation (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and Executive within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Corporation or Executive. Any determination by the Accounting Firm shall be binding upon the Corporation and Executive.

(1)    In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is determined to be required in the amount of taxes paid by, or Total Payments made to, Executive, appropriate adjustments will be made under this Agreement such that the net amount that is payable to Executive after taking into account the provisions of Code Section 4999 will reflect the intent of the Parties as expressed in this Section 10(v)(h). Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a “Claim”). Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such Claim and shall apprise the Corporation of the nature of such Claim and the date on which such Claim is requested to be paid. Executive shall not pay such Claim prior to the expiration of the thirty (30) calendar day period following the date on which Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due). If the Corporation notifies Executive in writing prior to the expiration of such period that it desires to contest such Claim, Executive shall: (A) give the Corporation any information reasonably requested by the Corporation relating to such Claim, (B) take such action in connection with contesting such Claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Corporation, (C) cooperate with the Corporation in good faith in order to contest effectively such Claim, and (D) permit the Corporation to participate in any proceedings relating to such Claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph (h)(1), the Corporation, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Corporation shall determine, provided, however, that if the Corporation directs Executive to pay such Claim and sue for a refund, the Corporation shall advance the amount of such payment to Executive on an interest-free basis or, if such an advance is not permissible thereunder, pay the amount of such payment to Executive as additional compensation, and shall indemnify and hold Executive harmless from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Corporation shall reimburse any fees and expenses provided for under this Section 10(v)(h) on or before the last day of Executive’s taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation § 1.409A-3(i)(1)(v) (or any similar or successor provisions).
(2)    If, after the receipt by Executive of an amount advanced or paid by the Corporation pursuant to paragraph (h)(1) above, Executive becomes entitled to receive any refund with respect to such Claim, Executive shall (subject to the Corporation’s complying with the requirements of subparagraph (h)(1)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Corporation pursuant to paragraph (h)(1), a determination is made that Executive shall not be entitled to any refund with respect to such Claim and the Corporation does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of sixty (60) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid.
(vi)    No Duplication of Benefits. Executive shall only be eligible for termination payments and benefits, if any, under one of the provisions of this Section 10. For example, if Executive receives payments and benefits under Section 10(ii) of this Agreement, Executive shall not be eligible to receive payments or benefits under Sections 10(iv) or 10(v). Any termination payments made and benefits provided to Executive under this Agreement shall be in lieu of any other severance payments or benefits for which Executive may be eligible under the IPG Photonics Corporation Executive Severance Plan, as amended, or any similar or successor plan or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
(viii)    No Mitigation or Offset. In the event of any termination of Executive’s employment under this Section 10, Executive shall be under no obligation to seek other employment or otherwise mitigate Executive’s damages, and there shall be no offset against amounts due to Executive under this Agreement on account of any remuneration or benefit attributable to any subsequent employment obtained by Executive, except as provided in Sections 10(ii)(e) or 10(v)(e).

(ix)    Compensation Recovery Policy. Notwithstanding any provision in this Agreement to the contrary, payments under this Agreement will be subject to any Compensation Recovery Policy established by the Corporation and amended from time to time.
11.    Nature of Payments. Upon termination of employment pursuant to Sections 6, 7, 8, or 9, Executive will be released from any duties and obligations to the Corporation set forth in this Agreement (except Executive’s duties and obligations under the Restrictive Covenants, under the Equity Documents, under any indemnification agreement or insurance policy, under the Corporation’s Certificate of Incorporation or By-laws, and Executive’s obligations under Sections 13 and 23) and the obligations of the Corporation to Executive under this Agreement will be as set forth in Section 10.
12.    Restrictive Covenants. Contemporaneously herewith, Executive shall execute and deliver to the Corporation the attached Confidentiality, Non-Competition and Confirmatory Assignment Agreement (the “RCA,” and together with any similar or successor agreements and obligations, referred to herein as the “Restrictive Covenants”), and Executive agrees that, as part of this Agreement, Executive shall comply with the terms of the Restrictive Covenants. Executive acknowledges and agrees that (i) Executive received this Agreement and the RCA at least ten (10) business days before the commencement of Executive’s employment with the Corporation; and (ii) Executive has been advised by the Corporation that Executive has the right to consult with counsel prior to signing this Agreement and the RCA. Notwithstanding Section 10(iii) of this Agreement, if (a) Executive terminates employment other than for Good Reason and, thus, is not entitled to the payments and benefits under Section 10(ii) of this Agreement, and (b)(i) Executive receives a written offer of employment during the Non-Competition Period set forth in Section 2(a) of the RCA, or (ii) Executive is not able to find suitable employment in Executive’s field in relation to Executive’s skills, position and base salary, which employment would not contravene Section 2(a) of the RCA, after a good faith effort by Executive to search for such employment, and (iii) the Corporation notifies Executive that it intends to enforce the non-compete provisions of such Section 2(a) against Executive, then the Corporation shall pay to Executive an amount equal to the semi-monthly amount of Executive’s Base Salary for each semi-monthly payroll period beginning (A) on the effective date of the written offer of employment referred to above or (B) during the period in which Executive is not able to find suitable employment, and ending on the earliest to occur of (I) the end of the Non-Competition Period set forth in such Section 2(a), or (II) the date as of which Executive begins new employment with an employer, which employment would not contravene Section 2(a) of the RCA. For the avoidance of doubt, the non-competition and other provisions of the RCA in all events shall continue to apply until the end of the Non-Competition Period set forth in Section 2(a) of the RCA, regardless of Executive’s new employment with an employer that would not contravene Section 2(a) of the RCA, the subsequent termination of such employment, or any other event.
13.    Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Amounts shall only be payable if Executive delivers to the Corporation an original, signed release of claims of Executive occurring up to the release date, in a form substantially the same as attached hereto as Exhibit A (the “Release”). Executive must deliver to the Corporation and not revoke an executed and enforceable Release no later than sixty (60) calendar days after the date Executive’s employment terminates (the “Release Deadline”). Payment of the amounts described in Section 10 shall commence no earlier than the date on which Executive delivers to the Corporation and does not revoke (with the applicable revocation period) an executed and enforceable release as described herein. Payment of any severance or benefits that are not exempt from Code Section 409A shall be delayed until the Release Deadline, irrespective of when Executive executes the Release; provided, however, that where Executive’s termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) calendar days prior to the Release Deadline, and provided further that where Executive’s termination of employment and the Release Deadline occur in two separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) calendar days prior to the Release Deadline. As part of the Release, Executive shall affirm that Executive (i) has advised the Corporation in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Corporation or any Affiliate, and (ii) is not aware of any existing or threatened claims, charges, or lawsuits that Executive has not disclosed to the Corporation.
14.    Indemnification. The Corporation shall maintain a directors’ and officers’ liability insurance policy covering Executive on the same basis as in effect for other senior executive employees, and shall provide indemnity to Executive by a separate, written indemnification agreement.
15.    Notices. Any and all notices, requests, demands, and other communications provided for herein shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand, if sent by registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier for delivery, or sent by other electronic means generating a receipt confirming delivery of the notice. Notice shall be deemed to have been given when notice is received by the Party on whom the notice was served. Notice to the Corporation shall be addressed to the Corporation at its principal office, with attention to the General Counsel, and notice to Executive shall be addressed to Executive at Executive’s last address as shown on the records of the Corporation.
16.    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its internal conflicts of law provisions.
17.    Severability. In the event that any provision of this Agreement shall be determined to be invalid, illegal, or otherwise unenforceable or contrary to law or public policy, the enforceability of the other provisions in this Agreement shall not be affected thereby.
18.    Assignment; Successors. Executive recognizes that this is an agreement for personal services and that Executive may not assign this Agreement. The Agreement shall inure to the benefit of and be binding upon the Corporation’s successors and assigns.
19.    Entire Agreement/Amendment. This Agreement and the Restrictive Covenants referred to in Section 12 constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by written agreement signed by both Parties. Executive hereby acknowledges and agrees that, during the Term, Executive shall have no rights or benefits under the IPG Photonics Corporation Executive Severance Plan, as amended, or any similar or successor plan.
20.    Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the Parties hereto and delivered to each of the other Parties hereto. A copy of this Agreement that is executed by a Party and transmitted by that Party to the other Party by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that Party’s original signature.
21.    Waiver. The failure of either of the Parties to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the Parties to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the Party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.
22.    Capacity; Third Party Obligations. Executive and the Corporation hereby represent and warrant to the other that: (i) Executive or the Corporation has full power, authority and capacity to execute and deliver this Agreement, and to perform Executive’s or the Corporation’s obligations hereunder; (ii) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which Executive or the Corporation is a party or Executive or the Corporation is otherwise bound; and (iii) this Agreement is Executive’s or the Corporation’s valid and binding obligation in accordance with its terms. Executive represents that Executive has provided the Corporation with (I) any confidentiality or restrictive covenant agreement Executive has with Executive’s most recent current or prior (as applicable) employer, and (II) any other agreement between Executive and any other third party that may materially restrict Executive’s ability to provide services to the Corporation. Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive shall not bring to the premises of the Corporation any copies or other embodiments of non-public information belonging to or obtained from any such previous employment or other party.

23.    Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration by a single arbitrator in any forum and form agreed upon by the Parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Worcester, Massachusetts, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or the Corporation may be a Party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 23 shall be specifically enforceable. Neither Executive, the Corporation, nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties. Notwithstanding the foregoing, this Section 23 shall not preclude either Party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 23. Punitive and consequential damages shall not be permitted as an award and each Party shall bear the fees and expenses of its own counsel and expert witnesses.
24.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 23 of this Agreement, the Parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, Worcester Division. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
25.    Survival. All Sections of this Agreement survive beyond the Term in accordance with their terms, except Sections 1 through 5, and as otherwise specifically stated.
26.    Code Section 409A. This Agreement is intended to be exempt from, or comply with, Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. Each payment under Section 10 of this Agreement or any Corporation benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation § 1.409A-2(b)(2)(iii). Any payment or benefit under Section 10 that constitutes “non-qualified deferred compensation” under Code Section 409A, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). Any payment under Section 10 that is subject to Code Section 409A will not be made before the date that is six (6) months after the date of termination or, if earlier, the date of Executive’s death (the “Six-Month Delay Rule”) if Executive is a Specified Employee (as defined below) as of

Executive’s termination of employment. Payments to which Executive otherwise would be entitled during the first six months following Executive’s termination of employment (the “Six-Month Delay”) will be accumulated and paid on the first day of the seventh month following Executive’s termination of employment. For purposes of this Agreement, the term “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation § 1.409A-1(i) (or other similar or successor provisions). The Corporation’s “specified employee identification date” (as described in Treasury Regulation § 1.409A-1(i)(3) or any similar or successor provisions) will be December 31 of each year, and the Corporation’s “specified employee effective date” (as described in Treasury Regulation § 1.409A-1(i)(4) or any similar or successor provisions) will be April 1 of each succeeding year.
IN WITNESS WHEREOF, this Employment Agreement has been duly executed:
IPG PHOTONICS CORPORATION

By: /s/ John Peeler
John Peeler
Chair, Board of Directors

/s/ Mark Gitin
Mark Gitin

EXHIBIT A
RELEASE AND WAIVER AGREEMENT
This Release and Waiver Agreement (“Agreement”) is entered into this _____ day of ______________________, 20__ by and between IPG Photonics Corporation, a Delaware corporation (the “Corporation”) and ______________________ (hereinafter “Executive”). Capitalized but undefined terms are defined in the Employment Agreement (as defined below).
WHEREAS, Executive’s employment with the Corporation is terminated effective __________________, 20__ (“Termination Date”) and the Corporation and Executive have voluntarily agreed to the terms of this Agreement in exchange for severance benefits under the Employment Agreement between the parties effective [DATE], 2024, as it may be amended (“Employment Agreement”), to which Executive otherwise would not be entitled;
WHEREAS, accordingly the Corporation has determined that Executive will receive severance pay if Executive executes and complies with the terms of this Agreement; and
WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Agreement and the Employment Agreement for the release and waiver contained herein is in addition to any consideration the Corporation is otherwise required to provide Executive.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:
1.    Severance. In consideration for Executive’s agreements contained herein and Executive’s compliance with Executive’s continuing obligations under the Employment Agreement, including Executive’s obligations under Section 12, and Executive’s compliance with the Restrictive Covenants (which continuing obligations and Restrictive Covenants are incorporated herein by reference), the Corporation will pay Executive the applicable severance provided in Section 10 [Note—actual agreement to specify the applicable subsections of Section 10(d)] of the Employment Agreement. Except as specifically provided in this Agreement, the Employment Agreement, with respect to vested retirement or welfare benefits under any applicable benefit plans of the Corporation, the Corporation’s Certificate of Incorporation or By-laws (as either may be amended from time to time), the Equity Documents, and the indemnification agreement dated ___________________ between the Corporation and Executive (the “Indemnification Agreement”), Executive shall not be entitled to any other payment, benefits, or other consideration from the Corporation.
2.    Waiver and Release. In consideration for the payments and benefits to be provided to Executive as set forth herein and the Employment Agreement, Executive, himself and for any person or entity that may claim by him or through him, including Executive’s heirs, executors, administrators, successors, and assigns, hereby knowingly, irrevocably, unconditionally, and voluntarily waives, releases, and forever discharges the Corporation and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants, insurers, attorneys, administrators, accountants, executors, heirs, successors, and agents, and each of its and their respective predecessors, successors, and assigns and all persons acting by, through, or in concert with any of them (hereinafter collectively referred to as “Releasees”), from any and all claims, causes of action, or liabilities of any kind, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date Executive executes this Agreement which have been or could be asserted against the Releasees, including but not limited to:
(a)    causes of action or liabilities relating to Executive’s employment with the Corporation or the termination thereof, including without limitation claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, and the Delaware General Corporations Act as such Acts have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, color, religion, national origin, marital status, sexual orientation, pregnancy, gender identity, transgender status, genetic carrier status, ancestry, harassment, parental status, handicap, disability, retaliation, veteran status, any military service or application for military service, or any other category protected under federal or state law); and/or
(b)    causes of action or liabilities related to Executive’s employment with the Corporation or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance, or regulation, including without limitation under MGL c 151B and under California law (including under the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code); and/or
(c)    causes of action or liabilities relating to rights to or claims for pension, profit-sharing, wages, bonuses, or other compensation or benefits; and/or
(d)    any other cause of action relating to Executive’s employment with the Corporation or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment with the Corporation and/or any of the other Releasees.
Executive not only releases and discharges the Releasees from any and all claims as stated above that Executive could make on Executive’s own behalf or on behalf of others, but also those claims that might be made by any other person or organization on Executive’s behalf, and Executive specifically waives any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Releasees are made involving any matters.

Without in any way limiting the Release herein, Executive also specifically releases, remises, discharges, indemnifies and holds harmless the Releasees from any claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, and any and all other forms of compensation, attorneys’ fees, or other costs or sums that arise or may arise under the Massachusetts Wage Act, including without limitation, M.G.L. c. 149, §§ 105A, 148 and 150, and M.G.L. c. 151.
This Release does not apply to claims for workers’ compensation benefits, unemployment insurance benefits or any other claim that cannot lawfully be waived by this Agreement.
This Release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.
Nothing contained in this Agreement or in any other agreement with the Corporation limits Executive’s ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights Executive may have under Section 7 of the National Labor Relations Act, including any rights Executive may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Corporation so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Corporation will not limit any right Executive may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the Securities and Exchange Commission or any other Government Agency.
Nothing herein shall constitute a waiver or release of any of Executive’s rights under this Agreement, under the Corporation’s Certificate of Incorporation or By-laws (as either may be amended from time to time) for vested equity rights under the Equity Plan and any agreements thereunder, or under the Indemnification Agreement.

If the Employee is located in California, the following (i), (ii) and (iii) apply to the Employee:
(i)     In furtherance of Executive’s release of Claims, known and unknown, Executive hereby expressly waives any and all benefits Executive may have, if any, under Section 1542 of the California Civil Code (“Section 1542”). The Corporation represents that Section 1542 states the following:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
(ii)    The Corporation further states that for purposes of this Agreement, the terms “creditor” and “releasing party” in Section 1542 refers to Executive and the term “debtor” and “released party” in Section 1542 refers to the Corporation. Executive acknowledge that Executive is releasing unknown claims and waiving all rights Executive have or may have under Section 1542 or under any other statute or common law principle of similar effect; provided that Executive is not waiving any rights or claims that may arise out of acts or events that occur after the date on which Executive sign this Agreement.
(iii)    Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive have reason to believe is unlawful. Executive is advised to consult with an attorney before signing this Agreement
Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Corporation not now known by Executive to exist.
3.    Nondisparagement. Executive agrees that, except as to statements required by law, compelled through valid legal process, or to any local, state or federal agency, Executive will not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging, or otherwise reflecting poorly upon the Corporation or its good will, products or business opportunities, or in any manner detrimental to the Corporation. In addition, Executive agrees not to make any disparaging remarks regarding any related, affiliated, or subsidiary organizations of the Corporation. The Corporation agrees to use its reasonable best efforts to cause its officers and directors not to, directly or indirectly, individually or in concert with others, except as to statements required by law, compelled through valid legal process, or to any local, state or federal agency, engage in any conduct or make any statement (whether oral or written) calculated or likely to have the effect of undermining, disparaging, or otherwise reflecting poorly upon Executive or in any manner detrimental to Executive.
4.    Cause of Action. As used in this Agreement, the phrase “cause of action” includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.
5.    No Assignment of Causes of Action. Executive represents and warrants that Executive has not filed or caused to be filed against the Releasees any claims, actions, or lawsuits. Executive further represents and warrants that Executive has not sold, assigned, transferred, conveyed, or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.
6.    Representations of the Corporation. The Corporation represents that it is not presently aware of any cause of action that it or any of the other Releasees have against Executive as of the date hereof. The Corporation acknowledges that the release granted by Executive in Paragraph 2 above will be null and void in the event the Corporation subsequently seeks to treat Executive’s termination of employment as “for Cause” under the last sentence of Section 6(ii) of the Employment Agreement.
7.    Representations of Executive. Executive represents that Executive has been given an adequate opportunity to advise the Corporation’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Corporation or any Affiliate. Executive further represents that Executive is not aware of any existing or threatened claims, charges, or lawsuits that he/she has not disclosed to the Corporation.
8.    Notice to Seek Counsel, Consideration Period, Revocation Period. Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this document and that Executive has had at least twenty-one (21) calendar days after receipt of this document to consider whether to accept or reject this Agreement. Executive understands that Executive may sign this Agreement prior to the end of such twenty-one (21) calendar day period, but is not required to do so. Executive has seven (7) business days after Executive signs this Agreement to revoke it (the “Revocation Period”). Such revocation must be in writing and delivered either by hand or mailed and postmarked within the Revocation Period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Corporation’s General Counsel Office at 377 Simarano Drive, Marlborough, MA 01752. If Executive revokes this Agreement as provided herein, it shall be null and void and Executive shall not be entitled to receive the payments as described in the first sentence of Paragraph 1 herein. If Executive does not revoke this Agreement within the Revocation Period, this Agreement shall become enforceable and effective on the day after the Revocation Period expires (“Effective Date”).

9.    Governing Law; Disputes. Except as provided in Section 23 of the Employment Agreement, or as provided below, jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Massachusetts or the United States District Court for the District of Massachusetts. Executive agrees that Executive will primarily be performing services for the Corporation based out of Massachusetts. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Massachusetts, without regard to the choice of laws provisions of such laws. The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a State or Federal Court sitting in Boston, Massachusetts; except that an action by the Corporation to enforce its rights under Section 12 of the Employment Agreement may also be brought in Executive’s state of residency or any other forum in which Executive is subject to personal jurisdiction. In addition, Executive and the Corporation specifically consent to personal jurisdiction in the State of Massachusetts for purposes of this Agreement.
10.    Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Corporation. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.
11.    Severability. The parties agree that if any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will remain in full force and effect and will be binding on the parties and will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.
12.    Enforcement. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof.
13.    No Enlargement of Employee Rights. Executive acknowledges that, except as expressly provided in this Agreement, any employment or contractual relationship between him and the Corporation is terminated, and that Executive has no future employment or contractual relationship with the Corporation other than the contractual relationship created by this Agreement, the Employment Agreement, any other applicable plans, programs or arrangements of the Corporation, including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement. The Corporation has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Executive in the future with the Corporation.

14.    No Representations. Executive represents that Executive has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Corporation that are not specifically set forth in this Agreement.
15.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.
16.    Withholding. The Corporation shall withhold from any payments otherwise due or payable hereunder any amounts required to be withheld in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to compensation and benefits provided to Executive pursuant to this Agreement.
17.    Successors and Assigns. This Agreement binds and inures to the benefit of Executive’s heirs, administrators, representatives, executors, successors and assigns, and the Corporation’s successors and assigns.
18.    No Noncompetition Consideration. In light of Executive’s eligibility for severance benefits under this Agreement, notwithstanding anything to the contrary set forth in the Restrictive Covenants, Executive hereby agree that: (i) Executive is not eligible for any garden leave pay or other noncompetition consideration under the Restrictive Covenants, (ii) Executive’s post-employment noncompetition obligations to the Corporation, and Executive’s other obligations to the Corporation, under the Restrictive Covenants nevertheless remain in full effect; are fully enforceable, regardless of the circumstances of Executive’s termination; and are incorporated herein as if newly entered-into. Executive agrees that Executive’s eligibility for compensation under this Agreement constitutes mutually agreed upon, fair and reasonable consideration for each of the Restrictive Covenants that is separate from Executive’s employment with the Corporation. Executive agrees that the Corporation advised Executive to, and Executive had the opportunity to, review the Restrictive Covenants and this Agreement with the legal counsel of Executive’s choosing.

19.    Entire Agreement; Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Employment Agreement, any other applicable plans, programs or arrangements of the Corporation including, without limitation (with respect to vested retirement and vested welfare benefits) the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Documents, and the Indemnification Agreement.
The undersigned hereby acknowledge and agree that Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it, and have voluntarily entered into this Agreement by signing below as of the date(s) set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

IPG PHOTONICS CORPORATION By: Its:	EXECUTIVE ___________________________